Exhibit 99.1

NEWS RELEASE

For Immediate Release
January 22, 2007

For Further Information Contact:
Charles R. Hageboeck, Chief Executive Officer and President
(304) 769-1102

City Holding Company Announces Record Earnings

Charleston, West Virginia - City Holding Company, “the Company” (NASDAQ:CHCO), a $2.5 billion bank holding company headquartered in Charleston, today announced net income of $53.2 million, or diluted earnings per share of $2.99, for the year ended December 31, 2006 compared to $50.3 million, or diluted earnings per share of $2.84 during 2005. This represents an increase in diluted earnings per share of 5.3% despite an increase in the Company’s provision for loan losses from $1.4 million in 2005 (or 9 basis points of average loans outstanding) to $3.8 million in 2006 (or 23 basis points of average loans outstanding). Return on assets for the full year was 2.11%, return on equity was 17.9%, the net interest margin was 4.56%, and the efficiency ratio was 44.5%. This compares with a return on assets of 2.09%, a return on equity of 18.9%, net interest margin of 4.49%, and an efficiency ratio of 46.7% for 2005.

For the fourth quarter of 2006, the Company reported net income of $12.9 million, or $0.74 per diluted share compared to $13.1 million or $0.72 per diluted share in the fourth quarter of 2005. This represents a 2.8% increase in diluted earnings per share, even with a loss of $0.7 million in connection with the redemption of $6.0 million of the Company’s trust preferred securities in 2006. For the fourth quarter of 2006, the Company achieved a return on assets of 2.06%, a return on equity of 16.9%, a net interest margin of 4.43%, and an efficiency ratio of  46.4%. This compares with a return on assets of 2.10%, a return on equity of 17.7%, net interest margin of 4.55%, and an efficiency ratio of 46.6% for the comparable period of 2005.

Charles Hageboeck, Chief Executive Officer and President, stated, “In 2006, City Holding Company continued as one of the best performing banks in the industry based on profitability, the net interest margin, efficiency ratio and asset quality. Through the efforts of our management and staff, the Company is reporting record earnings for 2006 and increased return on assets to 2.11% from what was already the highest level of return on assets for banks between $1 and $10 billion during 2005. Diluted earnings per share were up 5.3% in 2006 as compared to 2005 despite headwinds from a higher provision for loan losses and from a decrease in interest income of $2 million associated with run-off of the legacy portfolio of previously securitized loans. As a result, we were very pleased with the underlying performance of the Company during 2006.

Beyond maintaining its enviable financial performance, the Company has embarked upon strategies to grow the franchise. The Company opened its first new free-standing branch in eight years in Charles Town, West Virginia, which is located in the Washington-Baltimore, DC-MD-VA-WV PMSA in October of 2006. We have broken ground on a new 7,500 square foot office in Martinsburg, WV that will serve as the headquarters for the bank’s presence in the eastern panhandle of West Virginia and have acquired additional parcels of land for future branch expansion in areas within our current foothold. As a result of changes in state law, the Company has hired a team of 6 insurance professionals as part of City Insurance to provide Worker’s Compensation Insurance to businesses throughout West Virginia - a move that is expected to lift insurance revenues by nearly 50% during 2007. The Company has also hired a team of insurance agents in Beckley, WV to drive significant expansion of the Company’s personal lines insurance business throughout the Company’s footprint.

During 2006, the Company sold its credit card portfolio (which resulted in a $3.6 million gain) to create shareholder value and leverage our ability to build strong customer relationships across all of our product lines. The Company continues to offer credit cards to its customers through its partnership with Elan Financial Services (Elan), one of the premier providers of processing services for financial institutions. Due to the credit card portfolio sale, interest and fee income decreased $1.0 million from 2005. To mitigate this decrease, the Company implemented a strategy in the third and fourth quarter to reposition the balance sheet by selling approximately $55 million of investment securities and replacing them with higher yielding investment securities. The Company also repurchased $9.5 million of its 9.15% trust preferred securities, which reduced total interest expense by $0.1 million during the third and fourth quarters.

Subsequent to changes the Company implemented in its underwriting standards beginning in 2001, the Company has demonstrated considerable consistency in its asset quality. Gross charge-offs at the Company are monitored by losses on depository accounts, losses on credit cards, losses on loans acquired in 2005 as part of the acquisition of Classic Bancshares, losses on loans that were underwritten prior to 2002, and losses on loans that have been underwritten since 2002. Loss rates on loans underwritten since 2002 demonstrate the significant turn-around achieved in asset quality, with gross charge-off rates that have averaged well below our gross charge-off rate for all loans over this time period. As time passes, the Company’s total gross charge-off experience increasingly reflects the solid underwriting standards that the Company utilizes in commercial and retail lending as loans written prior to 2002 become a smaller portion of our loan portfolio. At December 31, 2006, balances of loans written subsequent to 2002 comprise approximately 73% of total loan balances.

The Company also remains well positioned with respect to capital. With a tangible capital ratio in excess of 10%, the Company is positioned to use its capital to either significantly accelerate the past repurchase levels of our common stock or to use cash in an accretive acquisition. In summary, the Company performed well against all measures during 2006 and I am confident that we are positioned to continue to perform solidly in 2007 despite what is anticipated to be a challenging year for banks based on the current economic environment.”

Balance Sheet Trends

As compared to December 31, 2005, loans have increased $64.6 million (4.0%) at December 31, 2006 with increases in commercial loans of $69.0 million (11.0%), home equity loans of $20.0 million (6.6%) and residential real estate loans of $6.0 million (1.0%). These increases were partially offset by decreases in installment loans of $15.7 million, due primarily to the sale of the Company’s retail credit card portfolio, and previously securitized loans of $14.7 million (see Previously Securitized Loans).

Total average depository balances increased $79.6 million, or 4.2%, from the quarter ended December 31, 2005 to the quarter ended December 31, 2006. This growth was primarily in time deposits, which have increased $105.6 million from the quarter ended December 31, 2005.

Net Interest Income

For the full year, the Company’s tax equivalent net interest income increased $5.3 million, or 5.4%, from $98.1 million in 2005 to $103.4 million in 2006, despite a decrease of $2.0 million in interest income from previously securitized loans from 2005 and a decrease of $0.9 million in interest income from credit cards. The average balances of previously securitized loans decreased $20.6 million, or 48.0%, from $42.9 million for the year ended December 31, 2005 to $22.3 million for the year ended December 31, 2006. This decrease was partially mitigated as the yield on previously securitized loans rose from 26.6% for the year ended December 31, 2005 to 42.2% for the year ended December 31, 2006 (see Previously Securitized Loans). Exclusive of interest income from previously securitized loans and credit cards, interest income from all other loans increased $13.1 million from 2005 and the yield on these loans increased 81 basis points. The average balances of these loans increased $167 million during 2006 due to both internal growth and the acquisition of Classic during the second quarter of 2005. Interest income attributable to this growth totaled $10.3 million. These increases were partially offset by an increase of $15.3 million in interest expense. The average rate paid on deposits increased 75 basis points during 2006 and resulted in an increase in deposit interest expense of $11.0 million. Due to the Classic acquisition and internal growth, the Company experienced an increase of $153 million, or 10.4%, in average deposit balances that increased deposit interest expense by $4.3 million.

The net interest margin for the year ended December 31, 2006 of 4.56% represented a 7 basis point increase from the year ended December 31, 2005’s net interest margin of 4.49%. The Company positioned its balance sheet to benefit from rising interest rates by emphasizing variable rate loan products. As interest rates rose during 2005 and 2006, the Company’s interest rate risk management strategy offset the decreasing balances of previously securitized loans and resultant reduced levels of interest income from these assets. Excluding previously securitized loans, the sale of the Company’s credit card portfolio, and the impact of the Classic acquisition, the Company’s net interest margin increased 26 basis points and net interest income increased $6.3 million from 2005.

The Company’s tax equivalent net interest income decreased $0.5 million, or 2.0%, from $25.8 million during the fourth quarter of 2005 to $25.3 million during the fourth quarter of 2006. This decrease is attributable to two factors. First, during the third quarter of 2006, the Company sold its credit card portfolio. Average credit card loans outstanding were $15.3 million in the fourth quarter of 2005. The sale of these loans resulted in a decrease in interest income of $0.5 million. Secondly, the Company experienced a decrease of $0.6 million in interest income from previously securitized loans in the fourth quarter of 2006 as compared to the fourth quarter of 2005 as the average balance of these loans decreased 48.6%. The decrease in average balances was partially mitigated by an increase in the yield on these loans which rose from an average of 31.0% for the fourth quarter of 2005 to 46.6% for the fourth quarter of 2006 (see Previously Securitized Loans). An increase of $4.3 million in interest income from all other loans (commercial, residential, home equity, and consumer) was essentially offset by an increase of $4.0 million in interest expense on deposits.

The Company’s net interest margin was 4.43% in the fourth quarter of 2006 as compared to 4.55% in the fourth quarter of 2005. The decline in the net interest margin can be attributed to lower interest income from previously securitized loans and the sale of the credit card portfolio. Excluding these assets, the Company’s net interest margin decreased 2 basis points from 4.22% during the fourth quarter of 2005 to 4.20% for the fourth quarter of 2006 while net interest income increased $0.3 million from the quarter ended December 31, 2005.

Credit Quality

At December 31, 2006, the Allowance for Loan Losses (“ALLL”) was $15.4 million or 0.92% of total loans outstanding and 385% of non-performing loans compared to $16.8 million or 1.04% of loans outstanding and 402% of non-performing loans at December 31, 2005, and $15.6 million or 0.92% of loans outstanding and 408% of non-performing loans at September 30, 2006. While the Company’s ALLL as a percent of outstanding loans has decreased since December 31, 2005, this decrease can be directly attributed to the sale of the bank’s credit card portfolio in the third quarter of 2006. In fact, after consideration of the impact of the sale of the credit card portfolio, the ALLL (less the portion of the allowance allocated to credit cards) was 0.93% of total loans outstanding (net of credit card loans outstanding) and 355% of non-performing loans (net of non-performing credit card loans) at December 31, 2005.

As a result of the Company’s quarterly analysis of the adequacy of the ALLL, the Company recorded a provision for loan losses of $0.9 million in the fourth quarter of 2006 and $3.8 million for the year ended December 31, 2006 compared to $0.8 million and $1.4 million for the comparable periods in 2005. The provision for loan losses recorded during 2006 was the result of increases in allocations to commercial, commercial real estate, and home equity loans. While the Company has increased the provision from 2005, the amount of provision recorded was favorably impacted by continued improvement in the quality of the loan portfolio and the sale of the credit card portfolio. Changes in the amount of the provision and related allowance are based on the Company’s detailed methodology and are directionally consistent with growth and changes in the quality of the Company’s loan portfolio.

The Company had net charge-offs of $1.1 million for the fourth quarter of 2006, with depository accounts representing $0.4 million (or approximately 36%) of this total. While charge-offs on depository accounts are appropriately taken against the ALLL, the revenue associated with depository accounts is reflected in service charges and has been steadily growing as the core base of checking accounts has grown. Net charge-offs on commercial loans were $0.7 million for the fourth quarter, while residential loans experienced net recoveries of $0.1 million during the quarter. The increase in net commercial charge-offs was primarily related to four credits that had been previously identified with appropriate amounts of reserve allocated for each credit. The Company experienced net charge-offs related to loans (excluding overdrafts) of 0.11% in 2006; 0.22% in 2005; and 0.17% in 2004.

The Company’s ratio of non-performing assets to total loans and other real estate owned has steadily improved over the last four years, ranging from 0.34% in 2003 to 0.25% at December 31, 2006. This compares quite favorably relative to the Company’s peer group (bank holding companies with total assets between $1 and $5 billion), which reported average non-performing assets as a percentage of loans and other real estate owned for the most recently reported quarter ended September 30, 2006 of 0.70%. The composition of the Company’s loan portfolio, which is weighted more heavily toward residential mortgage loans and less towards non-real estate secured commercial loans than peers, has allowed it to maintain a lower allowance in comparison to peers. In addition, the sale of the Company’s credit card portfolio resulted in a reduction of the allowance by $1.4 million during 2006. As a result, the Company’s ALLL as a percentage of loans outstanding is 0.92% at December 31, 2006. The Company believes its methodology for determining the adequacy of its ALLL adequately provides for probable losses inherent in the loan portfolio and produces a provision for loan losses that is directionally consistent with changes in asset quality and loss experience.

Non-interest Income

For the full year, net of investment securities (losses) gains and the gain from the sale of the Company’s credit card portfolio, non-interest income increased $2.7 million, or 5.4%, from $49.9 million in 2005 to $52.6 million in 2006. Service charges from depository accounts increased $3.5 million, or 8.9%, from $39.1 million in 2005 to $42.6 million in 2006. This increase is partially due to the acquisition of Classic Bancshares, Inc. during the second quarter of 2005. This increase was partially mitigated by a $0.4 million decrease in bank-owned life insurance revenues from the settlement of insured claims and a $0.4 million decrease in other income due primarily to lower credit card fee income as a result of the sale of the credit card portfolio.

Net of investment securities gains, non-interest income increased $0.1 million to $13.5 million in the fourth quarter of 2006 as compared to $13.4 million in the fourth quarter of 2005. The largest source of non-interest income is service charges from depository accounts, which increased $0.4 million, or 4.1%, from $10.5 million during the fourth quarter of 2005 to $10.9 million during the fourth quarter of 2006. This increase was essentially offset by a decrease in other income of $0.3 million due to lower credit card fee income due to the sale of the credit card portfolio on August 4, 2006 to Elan.

Non-interest Expenses

For the full year, non-interest expenses increased $2.2 million, or 3.1%, from $69.1 million in 2005 to $71.3 million in 2006. The increase was primarily a result of the Classic acquisition during the second quarter of 2005, which increased non-interest expenses by $1.8 million from 2005. In addition, the Company recognized $1.4 million of losses from the redemption of $12.0 million of its trust preferred securities during 2006. Other expenses decreased $1.3 million from 2005 due to a charge recorded in 2005 that was associated with interest rate floors utilized in the Company’s interest rate risk management process. Exclusive of these items, non-interest expenses increased by $0.3 million from 2005 due to increased advertising expenses incurred to facilitate the Company’s focused efforts to attract and grow new customer relationships.

The Company’s efficiency ratio improved from 46.7% for the year ended December 31, 2005 to 44.5% for the year ended December 31, 2006, reflecting ongoing strength in managing expenses while increasing revenues. The average efficiency ratio for the Company’s peer group for the most recently reported quarter was 58.5%.

Non-interest expenses decreased $0.2 million from $18.3 million in the fourth quarter of 2005 to $18.1 million in the fourth quarter of 2006. The Company incurred a loss of $0.7 million during the fourth quarter of 2006 in connection with the redemption of $6.0 million of its trust preferred securities. The Company redeemed the trust preferred securities that have a stated interest rate of 9.15% in 2006 as a part of its strategy to reposition the balance sheet in response to the sale of its credit card portfolio. In addition, the Company experienced a decrease in health insurance costs of $0.4 million during fourth quarter of 2006, although such savings are not expected to be of a recurring nature. During the fourth quarter of 2005 the Company recorded a charge of $1.3 million associated with interest rate floors.

Previously Securitized Loans

At December 31, 2006, the Company reported “Previously Securitized Loans” of $15.6 million compared to $30.3 million at December 31, 2005, representing a decrease of 48.5%. The yield on the previously securitized loans was 46.6% for the quarter ended December 31, 2006, compared to 43.2% for the quarter ended September 30, 2006, and 31.0% for the quarter ended December 31, 2005. The yield on the previously securitized loans has increased due to improved cash flows as net default rates have been less than previously estimated. The default rates have decreased as a result of the Company’s assumption of the servicing of all of the pool balances during the second quarter of 2005. Subsequent to our assumption of the servicing of these loans, the Company has averaged net recoveries but does not believe that continued net recoveries can be sustained indefinitely. The Company now projects that the yield on these loans will be in the range of 47-49%.

Capitalization and Liquidity

One of the Company’s strengths is that it is highly profitable while maintaining strong liquidity and capital. With respect to liquidity, the Company’s loan to deposit ratio was 84.5% and the loan to asset ratio was 66.9% at December 31, 2006. The Company maintained investment securities totaling 20.7% of assets as of this date. Further, the Company’s deposit mix is weighted heavily toward checking and saving accounts that fund 42.5% of assets at December 31, 2006. Time deposits fund 36.7% of assets at December 31, 2006, but very few of these deposits are in accounts that have balances of more than $150,000, reflecting the core retail orientation of the Company.

The Company is also strongly capitalized. With respect to regulatory capital, at December 31, 2006, the Company’s Leverage Ratio is 10.79%, the Tier I Capital ratio is 15.30%, and the Total Risk-Based Capital ratio is 16.19%. These regulatory capital ratios are significantly above levels required to be considered “well capitalized,” which is the highest possible regulatory designation.

The Company’s tangible equity ratio was 10.0% at December 31, 2006 compared with a tangible equity ratio of 9.5% at December 31, 2005. During the year ended December 31, 2006, the Company repurchased 666,753 common shares at a weighted average price of $36.45 as part of a one million share repurchase plan authorized by the Board of Directors in June 2005. On December 21, 2006, the Company announced that the Board of Directors authorized the Company to buy back up to one million shares of its common shares (approximately 5% of outstanding shares) in open market transactions at prices that are accretive to the earnings per share of continuing shareholders. No time limit was placed on the duration of the share repurchase program. As part of this authorization, the Company rescinded the previous share repurchase program plan approved in June 2005. The Company had repurchased 837,853 shares under the June 2005 Stock Repurchase Plan. Due to the Company’s strong earnings, the Company was able to both repurchase these shares and increase its tangible equity ratio.

As a result of repurchases completed in 2006, the Company’s outstanding shares decreased 666,753 shares during the year (exclusive of stock option exercises), providing the Company’s shareholders increased earnings capacity as shares repurchased improve earnings per share on the remaining shares outstanding. As of January 19, 2007, the Company has approximately 931,000 shares remaining for repurchase under the plan approved by the Board of Directors in December 2006. The repurchase of 666,753 shares during 2006 represents 3.7% of total shares outstanding as of December 31, 2005.

City Holding Company is the parent company of City National Bank of West Virginia. City National operates 67 branches across West Virginia, Eastern Kentucky and Southern Ohio.

Forward-Looking Information

This news release contains certain forward-looking statements that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such information involves risks and uncertainties that could result in the Company's actual results differing from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to, (1) the Company may incur additional loan loss provision due to negative credit quality trends in the future that may lead to a deterioration of asset quality; (2) the Company may incur increased charge-offs in the future; (3) the Company may experience increases in the default rates on previously securitized loans that would result in impairment losses or lower the yield on such loans; (4) the Company may continue to benefit from strong recovery efforts on previously securitized loans resulting in improved yields on these assets; (5) the Company could have adverse legal actions of a material nature; (6) the Company may face competitive loss of customers; (7) the Company may be unable to manage its expense levels; (8) the Company may have difficulty retaining key employees; (9) changes in the interest rate environment may have results on the Company’s operations materially different from those anticipated by the Company’s market risk management functions; (10) the Company may be unable to increase its insurance revenues as expected; (11) changes in general economic conditions and increased competition could adversely affect the Company’s operating results; (12) changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact the Company’s operating results; and (13) the Company may experience difficulties growing loan and deposit balances.  Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

CITY HOLDING COMPANY AND SUBSIDIARIES
Financial Highlights
(Unaudited)

	Three Months Ended
	Dec 31	Dec 31	Percent
	2006	2005	Change

Earnings ($000s, except per share data):
Net Interest Income (FTE)	$25,333	$25,844	(1.98)%
Net Income	12,939	13,089	(1.15)%
Earnings per Basic Share	0.74	0.72	2.78%
Earnings per Diluted Share	0.74	0.72	2.78%

Key Ratios (percent):
Return on Average Assets	2.06%	2.10%	(1.91)%
Return on Average Equity	16.93%	17.66%	(4.11)%
Net Interest Margin	4.43%	4.55%	(2.65)%
Efficiency Ratio	46.40%	46.57%	(0.37)%
Average Shareholders' Equity to Average Assets	12.14%	11.87%	2.25%

Risk-Based Capital Ratios (a):
Tier I	15.30%	15.41%	(0.72)%
Total	16.19%	16.38%	(1.16)%

Average Tangible Equity to Average Tangible Assets	10.06%	9.52%	5.71%

Common Stock Data:
Cash Dividends Declared per Share	$0.28	$0.25	12.00%
Book Value per Share	17.46	16.14	8.17%
Tangible Book Value per Share	14.09	12.85	9.68%
Market Value per Share:
High	41.87	37.62	11.30%
Low	37.49	32.68	14.72%
End of Period	40.89	35.95	13.74%

Price/Earnings Ratio (b)	13.81	12.48	10.67%
	Twelve Months Ended
	Dec 31	Dec 31	Percent
	2006	2005	Change

Earnings ($000s, except per share data):
Net Interest Income (FTE)	$103,359	$98,097	5.36%
Net Income	53,187	50,288	5.76%
Earnings per Basic Share	3.00	2.87	4.53%
Earnings per Diluted Share	2.99	2.84	5.28%

Key Ratios (percent):
Return on Average Assets	2.11%	2.09%	0.93%
Return on Average Equity	17.91%	18.98%	(5.64)%
Net Interest Margin	4.56%	4.49%	1.55%
Efficiency Ratio	44.49%	46.66%	(4.65)%
Average Shareholders' Equity to Average Assets	11.80%	11.03%	6.96%

Common Stock Data:
Cash Dividends Declared per Share	$1.12	$1.00	12.00%
Market Value per Share:
High	41.87	39.21	6.78%
Low	34.53	27.57	25.24%

(a) December 31, 2006 risk-based capital ratios are estimated.
(b) December 31, 2006 price/earnings ratio computed based on annualized fourth quarter 2006 earnings.

CITY HOLDING COMPANY AND SUBSIDIARIES
Financial Highlights
(Unaudited)

Book Value and Market Price Range per Share
					Market Price
	Book Value per Share				Range per Share
	March 31	June 30	September 30	December 31	Low	High

2002	$8.92	$9.40	$9.64	$9.93	$12.04	$30.20
2003	10.10	10.74	11.03	11.46	25.50	37.15
2004	12.09	11.89	12.70	13.03	27.30	37.58
2005	13.20	15.56	15.99	16.14	27.57	39.21
2006	16.17	16.17	16.99	17.46	34.53	41.87

Earnings per Basic Share

	Quarter Ended
	March 31	June 30	September 30	December 31	Year-to-Date

2002	$0.38	$0.45	$0.53	$0.56	$1.92
2003	0.56	0.73	0.69	0.64	2.62
2004	0.66	0.80	0.66	0.67	2.79
2005	0.70	0.72	0.73	0.72	2.87
2006	0.71	0.78	0.78	0.74	3.00

Earnings per Diluted Share

	Quarter Ended
	March 31	June 30	September 30	December 31	Year-to-Date

2002	$0.38	$0.45	$0.52	$0.55	$1.90
2003	0.55	0.72	0.68	0.63	2.58
2004	0.65	0.79	0.65	0.66	2.75
2005	0.69	0.71	0.72	0.72	2.84
2006	0.71	0.77	0.77	0.74	2.99

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited) ($ in 000s, except per share data)

	Three Months Ended December 31,
	2006	2005

Interest Income
Interest and fees on loans	$32,157	$28,918
Interest on investment securities:
Taxable	6,800	7,188
Tax-exempt	423	497
Interest on deposits in depository institutions	459	36
Interest on federal funds sold	86	-
Total Interest Income	39,925	36,639

Interest Expense
Interest on deposits	12,543	8,569
Interest on short-term borrowings	1,304	1,049
Interest on long-term debt	973	1,446
Total Interest Expense	14,820	11,064
Net Interest Income	25,105	25,575
Provision for loan losses	901	800
Net Interest Income After Provision for Loan Losses	24,204	24,775

Non-Interest Income
Investment securities gains (losses)	72	125
Service charges	10,962	10,530
Insurance commissions	675	620
Trust and investment management fee income	498	504
Bank owned life insurance	576	691
Other income	803	1,067
Total Non-Interest Income	13,586	13,537

Non-Interest Expense
Salaries and employee benefits	8,354	8,416
Occupancy and equipment	1,655	1,569
Depreciation	1,037	1,062
Professional fees and litigation expense	415	486
Postage, delivery, and statement mailings	735	728
Advertising	876	710
Telecommunications	549	560
Bankcard expenses	478	540
Insurance and regulatory	375	380
Office supplies	408	388
Repossessed asset losses (gains), net of expenses	6	(28)
Loss on early extinguishment of debt	708	-
Other expenses	2,503	3,528
Total Non-Interest Expense	18,099	18,339
Income Before Income Taxes	19,691	19,973
Income tax expense	6,752	6,884
Net Income	$12,939	$13,089

Basic earnings per share	$0.74	$0.72
Diluted earnings per share	$0.74	$0.72
Average Common Shares Outstanding:
Basic	17,535	18,127
Diluted	17,601	18,211

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited) ($ in 000s, except per share data)

	Twelve Months Ended December 31,
	2006	2005

Interest Income
Interest and fees on loans	$123,945	$103,714
Interest on investment securities:
Taxable	28,418	29,804
Tax-exempt	1,782	1,887
Interest on loans held for sale	322	-
Interest on deposits in depository institutions	1,477	109
Interest on federal funds sold	179	4
Total Interest Income	156,123	135,518

Interest Expense
Interest on deposits	44,046	28,805
Interest on short-term borrowings	5,099	3,369
Interest on long-term debt	4,579	6,264
Total Interest Expense	53,724	38,438
Net Interest Income	102,399	97,080
Provision for loan losses	3,801	1,400
Net Interest Income After Provision for Loan Losses	98,598	95,680

Non-Interest Income
Investment securities (losses) gains	(1,995)	151
Service charges	42,559	39,091
Insurance commissions	2,335	2,352
Trust and investment management fee income	2,140	2,025
Bank owned life insurance	2,352	2,779
Gain on sale of credit card portfolio	3,563	-
Other income	3,249	3,693
Total Non-Interest Income	54,203	50,091

Non-Interest Expense
Salaries and employee benefits	34,484	33,479
Occupancy and equipment	6,481	6,295
Depreciation	4,219	4,096
Professional fees and litigation expense	1,760	2,021
Postage, delivery, and statement mailings	2,832	2,666
Advertising	3,216	2,941
Telecommunications	2,048	2,248
Bankcard expenses	1,964	2,137
Insurance and regulatory	1,528	1,496
Office supplies	1,578	1,193
Repossessed asset (gains), net of expenses	(98)	(78)
Loss on early extinguishment of debt	1,368	-
Other expenses	9,905	10,619
Total Non-Interest Expense	71,285	69,113
Income Before Income Taxes	81,516	76,658
Income tax expense	28,329	26,370
Net Income	$53,187	$50,288

Basic earnings per share	$3.00	$2.87
Diluted earnings per share	$2.99	$2.84
Average Common Shares Outstanding:
Basic	17,701	17,519
Diluted	17,762	17,690

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders' Equity
(Unaudited) ($ in 000s)

	Three Months Ended
	December 31, 2006	December 31, 2005

Balance at October 1	$298,327	$290,432

Net income	12,939	13,089
Other comprehensive income:
Change in unrealized gain on securities available-for-sale	1,913	(3,701)
Change in underfunded pension liability	503	(748)
Change in unrealized gain on interest rate floors	(663)	-
Reclassification of unrealized derivative losses	-	543
Cash dividends declared ($0.28/share)	(4,896)	-
Cash dividends declared ($0.25/share)	-	(4,522)
Issuance of stock awards, net	13	-
Exercise of 104,966 stock options	-	3,128
Exercise of 6,488 stock options	145	-
Excess tax benefits on stock compensation	47	-
Purchase of 171,000 common shares of treasury	-	(6,080)
Purchase of 76,700 common shares of treasury	(3,021)	-
Balance at December 31	$305,307	$292,141

	Twelve Months Ended
	December 31, 2006	December 31, 2005

Balance at January 1	$292,141	$216,080

Net income	53,187	50,288
Other comprehensive income:
Change in unrealized gain on securities available-for-sale	2,190	(6,120)
Change in unrealized gain on interest rate floors	(210)	-
Change in underfunded pension liability	503	(748)
Cash dividends declared ($1.12/share)	(19,721)	-
Cash dividends declared ($1.00/share)	-	(17,716)
Issuance of 1,580,034 shares for acquisition of Classic Bancshares, net
108,173 owned and transferred to treasury	-	54,339
Issuance of stock awards, net	484	147
Exercise of 367,675 stock options	-	7,783
Exercise of 46,423 stock options	798	-
Excess tax benefits on stock compensation	269	-
Purchase of 342,576 common shares of treasury	-	(11,912)
Purchase of 666,753 common shares of treasury	(24,334)	-
Balance at December 31	$305,307	$292,141

CITY HOLDING COMPANY AND SUBSIDIARIES
Condensed Consolidated Quarterly Statements of Income
(Unaudited) ($ in 000s, except per share data)

	Quarter Ended
	Dec 31	Sept 30	June 30	March 31	Dec 31
	2006	2006	2006	2006	2005

Interest income	$39,925	$39,747	$39,010	$37,441	$36,639
Taxable equivalent adjustment	228	236	246	252	269
Interest income (FTE)	40,153	39,983	39,256	37,693	36,908
Interest expense	14,820	14,233	13,085	11,588	11,064
Net interest income	25,333	25,750	26,171	26,105	25,844
Provision for loan losses	901	1,225	675	1,000	800
Net interest income after provision
for loan losses	24,432	24,525	25,496	25,105	25,044

Noninterest income	13,586	14,766	13,463	12,389	13,537
Noninterest expense	18,099	18,133	17,555	17,497	18,339
Income before income taxes	19,919	21,158	21,404	19,997	20,242
Income tax expense	6,752	7,302	7,397	6,879	6,884
Taxable equivalent adjustment	228	236	246	252	269
Net income	$12,939	$13,620	$13,761	$12,866	$13,089

Basic earnings per share	$0.74	$0.78	$0.78	$0.71	$0.72
Diluted earnings per share	0.74	0.77	0.77	0.71	0.72
Cash dividends declared per share	0.28	0.28	0.28	0.28	0.25

Average Common Share (000s):
Outstanding	17,535	17,557	17,719	18,006	18,127
Diluted	17,601	17,619	17,772	18,067	18,211

Net Interest Margin	4.43%	4.51%	4.58%	4.71%	4.55%

CITY HOLDING COMPANY AND SUBSIDIARIES
Non-Interest Income and Non-Interest Expense
(Unaudited) ($ in 000s)

	Quarter Ended
	Dec 31	Sept 30	June 30	March 31	Dec 31
	2006	2006	2006	2006	2005

Non-Interest Income:
Service charges	$10,962	$10,833	$10,903	$9,862	$10,530
Insurance commissions	675	526	521	614	620
Trust and investment management fee income	498	572	504	566	504
Bank owned life insurance	576	561	678	537	691
Other income	803	778	857	810	1,067
Subtotal	13,514	13,270	13,463	12,389	13,412
Investment security gains (losses)	72	(2,067)	-	-	125
Gain on sale of credit card portfolio	-	3,563	-	-	-
Total Non-Interest Income	$13,586	$14,766	$13,463	$12,389	$13,537

Non-Interest Expense:
Salaries and employee benefits	$8,354	$8,733	$8,764	$8,632	$8,416
Occupancy and equipment	1,655	1,602	1,624	1,599	1,569
Depreciation	1,037	1,061	1,071	1,050	1,062
Professional fees and litigation expense	415	379	571	395	486
Postage, delivery, and statement mailings	735	765	689	644	728
Advertising	876	810	755	774	710
Telecommunications	549	498	525	476	560
Bankcard expenses	478	485	458	543	540
Insurance and regulatory	375	384	381	388	380
Office supplies	408	417	372	383	388
Repossessed asset losses (gains), net of expenses	6	20	(129)	4	(28)
Loss on early extinguishment of debt	708	379	-	282	-
Other expenses	2,503	2,600	2,474	2,327	3,528
Total Non-Interest Expense	$18,099	$18,133	$17,555	$17,497	$18,339

Employees (Full Time Equivalent)	779	767	779	764	770
Branch Locations	67	67	67	66	67

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
($ in 000s)
	December 31	December 31
	2006	2005
	(Unaudited)
Assets
Cash and due from banks	$58,014	$81,822
Interest-bearing deposits in depository institutions	27,434	4,451
Federal funds sold	25,000	-
Cash and cash equivalents	110,448	86,273

Investment securities available-for-sale, at fair value	472,398	549,966
Investment securities held-to-maturity, at amortized cost	47,500	55,397
Total investment securities	519,898	605,363

Gross loans	1,677,469	1,612,827
Allowance for loan losses	(15,405)	(16,790)
Net loans	1,662,064	1,596,037

Bank owned life insurance	55,195	52,969
Premises and equipment	44,689	42,542
Accrued interest receivable	12,337	13,134
Net deferred tax assets	23,652	27,929
Intangible assets	58,857	59,559
Other assets	20,667	18,791
Total Assets	$2,507,807	$2,502,597

Liabilities
Deposits:
Noninterest-bearing	$321,038	$376,076
Interest-bearing:
Demand deposits	422,925	437,639
Savings deposits	321,075	302,571
Time deposits	920,179	812,134
Total deposits	1,985,217	1,928,420
Short-term borrowings	136,570	152,255
Long-term debt	48,069	98,425
Other liabilities	32,644	31,356
Total Liabilities	2,202,500	2,210,456

Stockholders' Equity
Preferred stock, par value $25 per share: 500,000 shares authorized; none issued	-	-
Common stock, par value $2.50 per share: 50,000,000 shares authorized;
18,499,282 shares issued at December 31, 2006 and December 31, 2005
less 1,009,095 and 395,465 shares in treasury, respectively	46,249	46,249
Capital surplus	104,043	104,435
Retained earnings	194,213	160,747
Cost of common stock in treasury	(33,669)	(11,278)
Accumulated other comprehensive (loss) income:
Unrealized loss on securities available-for-sale	(2,649)	(4,839)
Unrealized loss on derivative instruments	(210)	-
Underfunded pension liability	(2,670)	(3,173)
Total Accumulated Other Comprehensive (Loss) Income	(5,529)	(8,012)
Total Stockholders' Equity	305,307	292,141
Total Liabilities and Stockholders' Equity	$2,507,807	$2,502,597

CITY HOLDING COMPANY AND SUBSIDIARIES
Loan Portfolio
(Unaudited) ($ in 000s)

	Dec 31	Sept 30	June 30	March 31	Dec 31
	2006	2006	2006	2006	2005

Residential real estate	$598,502	$604,867	$601,097	$595,093	$592,521
Home equity	321,708	318,666	313,301	304,559	301,728
Commercial, financial, and agriculture	698,719	713,933	668,581	643,269	629,670
Installment loans to individuals	42,943	41,215	42,307	54,287	58,652
Previously securitized loans	15,597	18,520	22,253	25,918	30,256
Gross Loans	$1,677,469	$1,697,201	$1,647,539	$1,623,126	$1,612,827

CITY HOLDING COMPANY AND SUBSIDIARIES
Previously Securitized Loans
(Unaudited) ($ in millions)
			Annualized	Effective
		December 31	Interest	Annualized
	Year Ended:	Balance (a)	Income (a)	Yield (a)

	2005	$30.3	$11.4	27%
	2006	15.6	9.4	42%
	2007	10.9	6.2	47%
	2008	8.5	4.6	47%
	2009	7.2	3.8	47%

(a) 2005 and 2006 amounts are based on actual results. 2007, 2008 and 2009 amounts are based on estimated amounts.

Note: The amounts reflected in the table above require management to make significant assumptions based on estimated future default, prepayment, and discount rates. Actual performance could be different from that assumed, which could result in the actual results being materially different from the amounts estimated above.

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Average Balance Sheets, Yields, and Rates
(Unaudited) ($ in 000s)

	Three Months Ended December 31,
		2006			2005
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Assets:
Loan portfolio:
Residential real estate	$600,372	$8,853	5.85%	$595,309	$8,365	5.57%
Home equity	320,302	6,439	7.98%	303,977	5,318	6.94%
Commercial, financial, and agriculture	710,467	13,584	7.59%	626,341	10,928	6.92%
Installment loans to individuals	41,827	1,297	12.30%	60,233	1,739	11.45%
Previously securitized loans	16,878	1,984	46.64%	32,851	2,569	31.03%
Total loans	1,689,846	32,157	7.55%	1,618,711	28,919	7.09%
Securities:
Taxable	494,380	6,800	5.46%	580,845	7,187	4.91%
Tax-exempt	40,006	650	6.45%	47,675	766	6.37%
Total securities	534,386	7,450	5.53%	628,520	7,953	5.02%
Deposits in depository institutions	37,827	459	4.81%	5,188	36	2.75%
Federal funds sold	5,989	87	5.76%	-	-	-
Total interest-earning assets	2,268,048	40,153	7.02%	2,252,419	36,908	6.50%
Cash and due from banks	49,068			52,828
Bank premises and equipment	44,073			42,432
Other assets	172,709			168,395
Less: Allowance for loan losses	(15,631)			(17,272)
Total assets	$2,518,267			$2,498,802

Liabilities:
Interest-bearing demand deposits	426,536	1,367	1.27%	442,130	1,207	1.08%
Savings deposits	316,734	1,207	1.51%	302,904	684	0.90%
Time deposits	915,041	9,969	4.32%	809,433	6,678	3.27%
Short-term borrowings	125,448	1,304	4.12%	159,185	1,049	2.61%
Long-term debt	74,200	973	5.20%	114,590	1,446	5.01%
Total interest-bearing liabilities	1,857,959	14,820	3.16%	1,828,242	11,064	2.40%
Noninterest-bearing demand deposits	323,500			347,777
Other liabilities	31,153			26,287
Stockholders' equity	305,655			296,496
Total liabilities and
stockholders' equity	$2,518,267			$2,498,802
Net interest income		$25,333			$25,844
Net yield on earning assets			4.43%			4.55%

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Average Balance Sheets, Yields, and Rates
(Unaudited) ($ in 000s)

	Twelve Months Ended December 31,
		2006			2005
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Assets:
Loan portfolio:
Residential real estate	$598,017	$34,483	5.77%	$545,280	$30,570	5.61%
Home equity	311,854	24,384	7.82%	305,525	19,088	6.25%
Commercial, financial, and agriculture	670,243	50,165	7.48%	564,612	36,287	6.43%
Installment loans to individuals	47,477	5,507	11.60%	56,091	6,368	11.35%
Previously securitized loans	22,273	9,406	42.23%	42,859	11,401	26.60%
Total loans	1,649,864	123,945	7.51%	1,514,367	103,714	6.85%
Securities:
Taxable	539,634	28,418	5.27%	623,155	29,804	4.78%
Tax-exempt	42,113	2,741	6.51%	43,767	2,904	6.64%
Total securities	581,747	31,159	5.36%	666,922	32,708	4.90%
Loans held for sale	2,496	322	12.90%	-	-	-
Deposits in depository institutions	30,633	1,478	4.82%	4,609	109	2.36%
Federal funds sold	3,433	179	5.21%	105	4	3.81%
Total interest-earning assets	2,268,173	157,083	6.93%	2,186,003	136,535	6.25%
Cash and due from banks	50,571			48,562
Bank premises and equipment	43,111			39,109
Other assets	171,214			145,899
Less: Allowance for loan losses	(16,008)			(17,515)
Total assets	$2,517,061			$2,402,058

Liabilities:
Interest-bearing demand deposits	433,244	5,284	1.22%	433,831	3,866	0.89%
Savings deposits	314,732	3,983	1.27%	295,045	2,070	0.70%
Time deposits	877,592	34,779	3.96%	743,725	22,869	3.07%
Short-term borrowings	143,705	5,099	3.55%	157,264	3,369	2.14%
Long-term debt	85,893	4,579	5.33%	137,340	6,264	4.56%
Total interest-bearing liabilities	1,855,166	53,724	2.90%	1,767,205	38,438	2.18%
Noninterest-bearing demand deposits	335,089			341,873
Other liabilities	29,840			28,026
Stockholders' equity	296,966			264,954
Total liabilities and
stockholders' equity	$2,517,061			$2,402,058
Net interest income		$103,359			$98,097
Net yield on earning assets			4.56%			4.49%

CITY HOLDING COMPANY AND SUBSIDIARIES
Analysis of Risk-Based Capital
(Unaudited) ($ in 000s)

	Dec 31	Sept 30	June 30	March 31	Dec 31
	2006 (a)	2006	2006	2006	2005

Tier I Capital:
Stockholders' equity	$305,307	$298,327	$284,120	$288,376	$292,141
Goodwill and other intangibles	(58,857)	(59,038)	(59,219)	(59,378)	(59,559)
Accumulated other comprehensive income	2,859	4,109	9,762	6,265	8,012
Qualifying trust preferred stock	16,000	22,000	25,500	25,500	28,000
Excess deferred tax assets	-	-	(4,079)	(2,254)	(1,071)
Total tier I capital	$265,309	$265,398	$256,084	$258,509	$267,523

Total Risk-Based Capital:
Tier I capital	$265,309	$265,398	$256,084	$258,509	$267,523
Qualifying allowance for loan losses	15,405	15,557	15,268	16,818	16,790
Total risk-based capital	$280,714	$280,955	$271,352	$275,327	$284,313

Net risk-weighted assets	$1,734,214	$1,770,458	$1,757,720	$1,743,243	$1,735,538

Ratios:
Average stockholders' equity to average assets	12.14%	11.67%	11.51%	11.87%	11.87%
Tangible capital ratio	10.06%	9.69%	9.13%	9.24%	9.52%
Risk-based capital ratios:
Tier I capital	15.30%	14.99%	14.58%	14.83%	15.41%
Total risk-based capital	16.19%	15.87%	15.45%	15.80%	16.38%
Leverage capital	10.79%	10.81%	10.34%	10.62%	10.97%

(a) December 31, 2006 risk-based capital ratios are estimated.

CITY HOLDING COMPANY AND SUBSIDIARIES
Intangibles
(Unaudited) ($ in 000s)

	As of and for the Quarter Ended
	Dec 31	Sept 30	June 30	March 31	Dec 31
	2006	2006	2006	2006	2005

Intangibles, net	$58,857	$59,038	$59,219	$59,378	$59,559
Intangibles amortization expense	181	181	181	181	183

CITY HOLDING COMPANY AND SUBSIDIARIES
Summary of Loan Loss Experience
(Unaudited) ($ in 000s)

	Quarter Ended
	Dec 31	Sept 30	June 30	March 31	Dec 31
	2006	2006	2006	2006	2005

Balance at beginning of period	$15,557	$15,268	$16,818	$16,790	$17,768

Reduction of allowance for loans held for sale	-	-	(1,368)	-	-

Charge-offs:
Commercial, financial, and agricultural	844	207	43	185	527
Real estate-mortgage	230	177	232	296	302
Installment loans to individuals	126	165	239	368	664
Overdraft deposit accounts	892	1,018	955	958	996
Total charge-offs	2,092	1,567	1,469	1,807	2,489

Recoveries:
Commercial, financial, and agricultural	101	44	33	32	30
Real estate-mortgage	350	64	56	105	188
Installment loans to individuals	118	131	151	198	163
Overdraft deposit accounts	470	392	372	500	330
Total recoveries	1,039	631	612	835	711

Net charge-offs	1,053	936	857	972	1,778
Provision for loan losses	901	1,225	675	1,000	800
Balance at end of period	$15,405	$15,557	$15,268	$16,818	$16,790

Loans outstanding	$1,677,469	$1,697,201	$1,647,539	$1,623,126	$1,612,827
Average loans outstanding	1,689,846	1,662,929	1,630,454	1,615,242	1,618,711
Allowance as a percent of loans outstanding	0.92%	0.92%	0.93%	1.04%	1.04%
Allowance as a percent of non-performing loans	384.93%	408.43%	408.02%	503.53%	401.96%
Net charge-offs (annualized) as a
percent of average loans outstanding	0.25%	0.23%	0.21%	0.24%	0.44%
Net charge-offs, excluding overdraft deposit
accounts, (annualized) as a percent of average loans outstanding	0.15%	0.07%	0.07%	0.13%	0.27%

CITY HOLDING COMPANY AND SUBSIDIARIES
Summary of Non-Performing Assets
(Unaudited) ($ in 000s)

	Dec 31	Sept 30	June 30	March 31	Dec 31
	2006	2006	2006	2006	2005

Nonaccrual loans	$3,319	$3,359	$3,046	$2,743	$2,785
Accruing loans past due 90 days or more	635	328	573	512	1,124
Previously securitized loans past due 90 days or more	48	122	123	85	268
Total non-performing loans	4,002	3,809	3,742	3,340	4,177
Other real estate owned, excluding property associated
with previously securitized loans	161	499	294	403	135
Other real estate owned associated with previously
securitized loans	20	20	92	306	-
	181	519	386	709	135
Total non-performing assets	$4,183	$4,328	$4,128	$4,049	$4,312

Non-performing assets as a percent of loans and
other real estate owned	0.25%	0.25%	0.25%	0.25%	0.27%